Exhibit 99.1
For Immediate Release
Date: November 6, 2007

Contacts:	J. Williar Dunlaevy	Stephen M. Conley

	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3530

Email:	bill.dunlaevy@legacybanks.com	steve.conley@legacybanks.com
LEGACY BANCORP, INC.
ANNOUNCES RETIREMENT OF CHIEF OPERATING OFFICER
PITTSFIELD, MASSACHUSETTS (November 6, 2007) — Legacy Bancorp, Inc. (the “Company”) (NASDAQ:LEGC), the holding company for Legacy Banks (the “Bank” or “Legacy”) announced today that Michael A. Christopher, President and Chief Operating Officer and a Director of Legacy Bancorp and Legacy Banks intends to retire from those positions, and as a Director of The Legacy Banks Foundation, effective January 1, 2008. Christopher has oversight for the Commercial Lending Division as well as Legacy Portfolio Management, the trust, investment management and insurance division of the Bank.
CEO J. Williar Dunlaevy said, “Mike Christopher has made a significant contribution and lasting imprint on Legacy Banks. I and we will miss him as a colleague, friend and advisor. Almost a year ago Mike began discussing his long anticipated and well deserved retirement with me. Characteristically, during this time he has also pushed ahead with several important initiatives within the Bank. We want to thank Mike for all he has done to build Legacy, and we wish him and his family health and happiness in his retirement.”
Michael Christopher became CEO of the former Lenox Savings Bank in 1993. In 1995 he was instrumental in forming The Trust Company of the Berkshires as a joint venture with the former City Savings Bank. Again in 1999 he was instrumental as Lenox Savings Bank and City Savings Bank came together to form Legacy Bancorp, the first multi-bank mutual holding company in the country. The banks themselves were merged in 1999, and the successor bank took on the new identity of Legacy Banks with Mr. Christopher as its President. Subsequently, the original joint venture, The Trust Company, became the bank’s investment management division, Legacy Portfolio Management. In 2005 Legacy Bancorp executed a successful initial public offering and became a public company, listed on NASDAQ as LEGC.
Prior to 1993, Mr. Christopher held positions of increasing responsibility in commercial lending and management with the former First Agricultural Bank, Bay Banks, and Multibank.
Mr. Christopher is a graduate of Massachusetts College of Liberal Arts, and attended numerous banking schools and courses over the course of his career. He is a U.S. Navy veteran, having served in Panama and Viet Nam.

His extensive community involvement includes being trustee and chairman of The Berkshire Museum, director of Berkshire Healthcare System, former trustee and president of the Lenox Library, and former director of Berkshire Health Systems.
About the Company.
Legacy Banks is headquartered in Pittsfield, Massachusetts. It employs 179 people and has eleven offices throughout Berkshire County in Great Barrington, Lee, Lenox, North Adams, Otis and Pittsfield, and a loan production office in Colonie, New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services. Legacy Banks, through its predecessors City Savings Bank, chartered in 1893, Lenox Savings Bank, chartered 1890, and Lee National Bancorp, chartered 1835 has a 172-year banking history in Berkshire County.
Legacy Bancorp, Inc.’s press releases are available at no charge by visiting us on the worldwide web at http://www.legacybanks.com.
Forward-Looking Statements
This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake — and specifically disclaims any obligation — to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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